Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

Equipment Lease Agreement

This Equipment Lease Agreement (this "Lease") is made this 26th day of September, 2013 (“Effective Date”) by and between Butamax Advanced Biofuels LLC, a Delaware limited liability company located at Bldg 356, DuPont Experimental Station, Wilmington, DE ("Butamax"), and Highwater Ethanol LLC, a Minnesota limited liability company located at 24500 U.S. 14, Lamberton, MN ("Highwater"). As used herein, the term "Party" shall refer to Butamax or Highwater and "Parties" shall refer to both Butamax and Highwater.
WHEREAS, Butamax will, pursuant to the Easement Agreement (as defined below), construct and install certain technology and equipment for feedstock processing and recovery of corn oil and ***, all as described on Exhibit 1 hereto, as updated from time to time (collectively, the “Butamax Unit” or the “Butamax Phase 1 Technology Unit”), in a building located at the Facility (as defined below);
WHEREAS, the Butamax Unit will be designed to permit Highwater to produce and sell corn oil and therefor provide an additional source of revenue for Highwater;
WHEREAS, Butamax desires to lease to Highwater, and Highwater desires to lease from Butamax, the Butamax Unit; and
WHEREAS, the Parties wish to work together from time to time during the term of this Agreement to evaluate the use of the Butamax Unit to improve Butamax technology for the removal of corn oil *** to prepare for the conversion of Highwater’s Facility (as defined below) to the production of butanol;
NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein and in the other Butamax Agreements, the Parties hereto agree as follows:
1. Definitions
For the purpose of this Lease, capitalized terms used herein (including in the preamble and recitals hereto) and not otherwise defined herein shall have the following meanings:
Affiliate shall mean, with respect to any person or entity, any person or entity that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such person or entity provided that any such person or entity which is a Competitor or in which a Competitor has any ownership interest shall not be an Affiliate. For the purposes of this definition, the term "control" or "controls" or "controlled" means either (a) the power, direct or indirect, to direct or cause the direction of the management and policies of a person or entity whether by contract or otherwise or (b) ownership of fifty percent or more of the stock or other equity interest in a person or entity.
Bankruptcy Code shall mean the United States Bankruptcy Code, 11 U.S.C. Section 101, et seq. as now enacted or hereafter amended.Butamax Agreements and Definitive Agreements both shall mean (a) this Lease, (b) the Easement Agreement, (c) the Technology License, (d) the Security Agreement, and (e) the Risk Reduction Agreement.
Butamax Confidential Information means business and technical information, including Technical Information in any form (including samples), pertaining or related to the engineering design, implementation, use, testing, sampling, operation, demonstration and sale of product produced from the Butamax Unit or any information related to (i) any other Butamax technology or business information, (ii) Butamax contractors, negotiations and agreements, and (iii) Butamax biobutanol strategy disclosed prior to termination of this

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Agreement that is identified by or on behalf of Butamax as constituting "Confidential Information" (or a similar legend). The term includes information that is disclosed orally or visually and identified as constituting Confidential Information at the time of disclosure. The term does not include information that (a) is or becomes known to the public through no fault of Highwater; (b) is learned by Highwater from a third party entitled to disclose it, provided that the third party does not impose restrictions of confidentiality or non-use on Highwater; (c) was already known to Highwater at the time of disclosure by or on behalf of Butamax, without third party restrictions of confidentiality or nonuse, or a direct or indirect obligation of such third party to Butamax to maintain confidentiality, as shown by Highwater’s prior written records; or (d) is developed by or for Highwater prior to the Effective Date of this Agreement without use of the Butamax Confidential Information as shown by Highwater’s prior written records. Information disclosed hereunder shall not be deemed to be within the foregoing exceptions merely because such information is embraced by more general knowledge in the public domain or in Highwater’s possession. In addition, no combination of features shall be deemed to be within the foregoing exceptions merely because individual features are in the public domain or in Highwater’s possession, unless the combination itself and its principle of operations are in the public domain or in Highwater’s possession.

Butamax Process shall mean that process for feedstock processing and recovery of corn oil *** described in Exhibit 1.
Butamax Unit shall mean that technology and equipment (including the housing for the technology and equipment), but excluding any intellectual property, for feedstock processing and recovery of corn oil *** described in Exhibit 1.
Butamax Unit Performance Tests are one or more tests performed at Butamax’s direction to Highwater to operate the Butamax Unit for certain period of time under defined conditions as provided in Exhibit 3. The Butamax Unit Performance Test will be performed for purposes of determining any payments, including Payments, owed by any Party. The first Butamax Unit Performance Test will be undertaken within ninety (90) days of the start-up of the Butamax Unit. Butamax will collect data and analyze the results of Butamax Unit Performance Tests and provide a summary report to Highwater on a confidential basis.
Collateral shall have the meaning assigned to that term in the Security Agreement.
Commercial Validation shall mean the activities performed at Butamax’s direction for purposes of validating and optimizing performance of the Butamax Unit. *** Butamax will provide a summary report to Highwater on Commercial Validation testing results on a confidential basis.
Competitor shall mean any entity other than Butamax or an Affiliate of Butamax *** provided that a Competitor shall not include a corn oil derived biodiesel technology supply company so long as any implementation of such company’s biodiesel technology in the Facility that uses the Product does not adversely affect the value proposition for biobutanol or implementation of the biobutanol technology in any way.
Easement Agreement shall mean the Easement for Construction and Process Demonstration Agreement to be entered into between Butamax and Highwater concurrently with the execution of this Lease regarding the installation, validation, process development, and demonstration of the Butamax Unit and other Butamax technology, including improvements thereto.

Ex-gate Corn Oil Price shall mean the net price that Highwater receives for its corn oil sales, which shall mean the gross sales price to a Third Party less any fees paid to a Third Party marketing company and any Third Party logistics costs paid by Highwater for delivery of corn oil to any Third Party purchaser of such

*** Confidential material redacted and filed separately with the Commission.

corn oil. In the event that Highwater does not sell the corn oil to any Third Party, then the Parties will agree the most relevant market quote as the basis for month average prices (e.g. Jacobsen report).

Event of Default shall be as defined in Exhibit 1 of the Risk Reduction Agreement.
Facility means only the Highwater ethanol plant located at Lamberton, Minnesota having a nameplate or nominal capacity of about fifty-five to sixty (55-60) million gallons of ethanol per year. Facility shall not include the Butamax Unit unless specifically stated.
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Keep Whole shall mean the mechanism set forth and the amount calculated under Exhibit 2, Section 2 of this Agreement.
Payment(s) shall mean the monthly license fees due according to Section 4 and Exhibit 2, which are the payments due for license of intellectual property pursuant to the Technology License.
Product shall mean saleable corn oil made, used, or sold from use or operation of the Butamax Unit. ***
Representatives shall mean, with respect to a Party, its officers, members of its Board of Managers (or similar body), employees, affiliates, advisors, representatives, contractors, financing sources or other agents.
Risk Reduction Agreement shall mean the Technology Demonstration Risk Reduction Agreement to be entered into between Butamax and Highwater concurrently with the execution of this Lease.
Security Agreement shall mean the Security Agreement to be entered into between Butamax and Highwater concurrently with the execution of this Lease.
Technical Information means know-how, trade secrets, data, samples, software (including copyrights in said software), training material, engineering design, equipment specifications, licensing technology information and technology that is disclosed to Highwater by or on behalf of Butamax pursuant to this Agreement and or other Butamax Agreements.
Technology License shall mean the Technology License Agreement to be entered into between Butamax and Highwater concurrently with the execution of this Agreement.
Third Party shall mean any person other than a Party and/or other than any member of Butamax or any Affiliate of a Party or Affiliate of such member.
Trials shall mean development and demonstration activities at the Butamax Unit and/or Facility directed by Butamax subsequent to Commercial Validation for purposes of further developing Butamax technology.
Except as otherwise expressly provided, the following rules of interpretation shall apply to this Lease and the other Butamax Agreements: (a) the singular includes the plural and the plural includes the singular; (b) except where otherwise specified, the word “or” is not exclusive (thus, if a party “may do (i) or (ii),” then the party may do either or both, and the party is not limited to a mutually exclusive choice between the two alternatives); (c) a reference to a person includes their successors and permitted assigns; (d) accounting terms have the meanings given to them by GAAP, as applied by the accounting entity to which they refer; (e) the words “include,” “includes” and “including” are not limiting; (f) a reference in a document to an Article, Section, Exhibit, Schedule, Annex or Exhibit is to the Article, Section, Exhibit, Schedule, Annex or Exhibit of such document unless otherwise indicated; (g) Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document; (h) references to any document,

*** Confidential material redacted and filed separately with the Commission.

instrument or agreement (i) shall include all exhibits, schedules and other attachments thereto and (ii) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time to the extent permitted under the Butamax Agreements and in effect at any given time; (i) the words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document; and (j) references to “days” means calendar days, unless the term “business days” shall be used.
2. Lease
2.1 Butamax hereby leases to Highwater, and Highwater hereby rents from Butamax, the Butamax Unit, upon the terms and conditions set forth in this Lease. All of the terms and conditions of this Lease shall govern the rights and obligations of Butamax and Highwater pertaining to the subject matter of this Lease except as specifically modified in writing or as may be provided in the Butamax Agreements. This Lease shall constitute chattel paper for purposes of the Uniform Commercial Code.
3. Term
3.1 Highwater’s Payment obligations pursuant to this Lease and the Butamax Agreement shall commence on the first day of the first calendar month after the earlier of i) 90 days after the introduction of liquefied-mash feed (“Start-up”) to the Butamax Unit, or ii) the completion of a Butamax Unit Performance Test (the “Payment Effective Date”), and shall expire one hundred twenty (120) months thereafter, unless such term is extended pursuant to the provisions of this Lease or terminated as provided below. Such term or extended term is hereinafter referred to as the “Payment Term.”
During the time after start-up and until the Payment Effective Date, there shall be no Payments due from Highwater to Butamax and no Keep Whole due from Butamax to Highwater. Saleable corn oil produced during this time period shall be for Highwater’s benefit, with the exception of samples as needed for Commercial Validation, Marketing Demonstration and/or Trials as provided for herein.
4. License Fee Payments
4.1 During the Term, Payment(s) are due from Highwater to Butamax and Keep Whole payments (if applicable) may be due from Butamax to Highwater pursuant to the terms and calculations described in Exhibit 2.

4.2 Ownership of the Butamax Unit shall at all times be and remain the sole and exclusive property of Butamax, and Highwater shall have no right, title or interest therein or thereto except as expressly set forth in this Lease.

4.3 In the event that any grants, incentives, tax credits, or similar benefits are achieved related to the Definitive Agreements, through the efforts of either Highwater or Butamax, the value of such benefit will be shared by the Parties on an equal (50/50) basis, to the extent legally permissible. For example, if the value is in the form of a tax credit or abatement for one of the Parties for the Butamax Unit or the Butamax Process, then the other Party’s share will be paid within thirty (30) days of receipt of the receiving Party’s credit.
4.4 All payment of Payments by Highwater to Butamax shall be sent by wire to the following account (or such other account as Butamax may hereafter designate):

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*** Confidential material redacted and filed separately with the Commission.

In the event that a Payment is due to Highwater from Butamax under the Keep Whole mechanism, payment shall be sent by wire to the following account (or such other account as Highwater may hereafter designate):
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4.5 All Payments due pursuant to Exhibit 2 shall be payable hereunder within fifteen (15) days after the close of each calendar month during the Term. Any payment not made by the fifteenth (15th) day of the month shall be considered overdue and in addition to Butamax's other remedies, Butamax may levy a late payment charge equal to one percent (1%) per month on any overdue amount. All amounts, other than Payments, which Highwater is required to pay or discharge pursuant to this Lease together with any interest or penalty which may be added for late payment thereof or of Payments, shall constitute an additional obligation for payment hereunder.
4.6 Each payment of Payments shall be accompanied by a report setting forth the date, relevant month, ***. Highwater shall further provide Butamax and its agents with reasonable access to the books and records of Highwater to confirm the accuracy of Highwater’s reports and the Payments due under Exhibit 2.
5. Use and Access
5.1 Highwater shall use and operate the Butamax Unit in a careful, reasonably prudent and proper manner solely for the production of corn oil at its Facility and shall comply with and conform to all national, state, municipal, and other laws, ordinances and regulations in any way relating to the possession, use or maintenance of the Butamax Unit. Butamax will provide operating protocols following Commercial Validation for use and operation of the Butamax Unit. Operation outside of these protocols is at Highwater’s sole risk. Failure to follow the Butamax Process may result in reduced corn oil production together with a commensurate adjustment to the Butamax Value Share, should such failure not be cured within sixty (60) days. Highwater shall make no changes to the configuration of equipment in the Butamax Unit without the prior written consent of Butamax.
5.2 Highwater shall maintain records regarding the production and sale of corn oil produced at the Facility, ***, operating conditions for the Butamax Unit including, but not limited to, corn oil mass balances and flow meter calibrations, records concerning consumption of electricity and process aids, maintenance records and such information relating to the performance of the Facility as Butamax may request. In addition, Highwater shall maintain all financial records in accordance with GAAP and permit Butamax or any persons designated by Butamax to visit and inspect its financial records, its records referenced in the immediately preceding sentence and its other properties at reasonable times, upon reasonable prior notice to Highwater, and as often as reasonably requested (subject to reasonable requirements of confidentiality, safety requirements and other requirements imposed by law or by contract), including for purposes of (a) monitoring and optimizing the performance of the Butamax Unit, (b) demonstrating such Butamax Unit and its operation to potential licensees of Butamax technology and (c) auditing Highwater’s records regarding the production and sale of corn oil, and the conditions under which Highwater operates and has operated the Butamax Unit.
5.3 As additional consideration for this Lease, Highwater shall accommodate and facilitate the easements provided in the Easement Agreement, inclusive of Butamax requests for process development efforts relating to the production of corn oil, ***. Should Highwater not meet its obligations with respect to Butamax’s rights to demonstrate and further develop its technology with respect to the Butamax Unit (including as set forth in the Technology License), Highwater will be in breach of this Lease.
5.4 Highwater shall provide to Butamax at cost, reasonable quantities of corn oil, ***, to assist Butamax in its process development efforts for new technology for use at the Facility and for application of such technology at other corn dry mills.

5.5 Butamax shall provide reasonable levels of training and technical support to Highwater regarding use of the Butamax Unit as improved technology becomes available to Butamax per the terms of the Easement Agreement and the Technology License.
6. Warranty; Non-Terminability
6.1 Highwater acknowledges that it will have opportunity to review and observe the performance of the Butamax Unit prior to the Payment Effective Date and has accepted the Butamax Unit as is and subsequent to Commercial Validation, operation and use by Highwater is Highwater’s sole responsibility.
6.2 ALL REPRESENTATIONS AND WARRANTIES BY THE PARTIES ARE IN EFFECT AND HEREBY AGREED TO AS PROVIDED IN THE EASEMENT AGREEMENT AND THE LICENSE AGREEMENT.
6.3 To the extent available and permissible, Butamax will pass through to Highwater the benefit of any equipment warranty provided by any supplier of equipment used in the Butamax Unit per the terms and conditions provided by the supplier. Such benefit is dependent upon Highwater compliance with obligations pertaining to the warranties passed from Butamax to Highwater, otherwise Highwater assumes risk of invalidating such warranties.
6.4 Except as otherwise expressly provided herein, this Lease shall not terminate prior to the end of Payment Term, nor shall Highwater have any right to terminate this Lease or to be released or discharged from any obligations or liabilities hereunder for any reason, including, any damage to or destruction of the Butamax Unit; any restriction, deprivation (including eviction) or prevention of, or any interference with, any use of the Butamax Unit (whether due to any defect in the Butamax Unit or otherwise); any condemnation, requisition or other taking or sale of the use or title to the Butamax Unit; Highwater's acquisition of ownership of the Butamax Unit or any sale or other disposition of the Butamax Unit; the impossibility or illegality of performance by Butamax or Highwater or both; any action of any court, administrative agency or other governmental authority; or any other cause, whether similar or dissimilar to the foregoing, any present or future law notwithstanding. Highwater waives all rights at any time conferred by statute or otherwise (except as otherwise provided herein) to quit, terminate or surrender this Lease or the Butamax Unit, or to any abatement or deferment of any amount payable by Highwater hereunder, or for damage, loss or expense suffered by Highwater.
7. Repairs and Maintenance
7.1 Highwater, at its sole cost and expense, shall keep the Butamax Unit in good repair, condition and working order and shall furnish any and all parts, mechanisms and devices, and labor required to keep the Butamax Unit in good mechanical working order, and in the same condition as when first delivered, ordinary wear and tear from the normal and proper use thereof alone excepted. Highwater shall perform at a minimum such maintenance on the Butamax Unit as Butamax may reasonably specify in writing or as may be set forth in operating manuals to be provided by Butamax.
The Butamax Unit, at all times, shall be maintained by Highwater to be mechanically and structurally sound, and capable of performing the functions for which the Butamax Unit was designed. Without the prior written consent of Butamax, Highwater shall make no repair, alteration or attachment with respect to the Butamax Unit that interferes with the normal and satisfactory operation or maintenance thereof, or creates a safety hazard during the Term of this Lease. In addition, Highwater shall abide by any conditions to manufacturer warranties specified by Butamax to Highwater in writing or set forth in operating manuals for the Butamax Unit or from the relevant equipment manufacturer. Any modifications and all additions, attachments, accessories and repairs at any time, made or placed upon the Butamax Unit shall become part of the Butamax

Unit and shall be the property of Butamax (except as may be removed without impairing the originally intended function or use of the Butamax Unit).
Any alteration or modification to the Butamax Unit that may at any time during the term of this Lease be required for continued operation in order to comply with any applicable law, rule or regulation shall promptly be made by and at the expense of Highwater. Highwater shall promptly notify Butamax of any such alteration or modification and the applicable law, rule or regulation that prompted the change.
8. Loss and Damage; Condemnation
8.1 Highwater hereby assumes and shall bear the entire risk of loss and damage to the Butamax Unit from any and every cause whatsoever. No loss or damage to the Butamax Unit or any part thereof shall impair any obligation of Highwater under this Lease which shall continue in full force and effect through the term of the Lease.
8.2 In the event of loss or damage of any kind to the Butamax Unit resulting from Highwater’s operation, use, repair or maintenance (or lack thereof) of the Butamax Unit or otherwise, Highwater shall, at its option:
(a) Place the same in good repair, condition and working order; or
(b) Replace the same with a like Butamax unit in good repair, condition and working order; or
(c) Pay to Butamax the replacement cost of the Butamax Unit.
The Payment Term under this Lease shall be extended by one month for each month that the Butamax Unit is substantially or completely inoperable due to such loss or damage or due to any extended (more than fifteen (15) days) shutdown or substantially diminished operation of the Facility including the Butamax Unit.
9. Conveyance Of Title
9.1 Upon the expiration of this Lease at the end of the Payment Term, assuming Highwater has performed all of its obligations in this Lease and the Butamax Agreements and assuming no Event of Default by Highwater, Butamax shall provide Highwater with such bills of sale and other instruments of conveyance to convey legal title to the Butamax Unit (excluding, for clarity, all intellectual property rights therein) to Highwater.
10. Insurance
10.1 Highwater shall procure and continuously maintain and pay for:
(a) All risk property insurance against loss of and damage to the Butamax Unit for no less than the full replacement cost value to permit Highwater to repair or replace the Butamax Unit and that names Butamax as an additional insured and loss payee, and;
(b) General Liability coverage including bodily injury and property damage insurance with the same limits as maintained by Highwater with respect to its operation of the Facility, naming Butamax as an additional named insured and including waiver of subrogation.
10.2 The insurance shall be in such form and with such company or companies as shall be reasonably acceptable to Butamax, shall provide at least thirty (30) days advance written notice to Butamax of any cancellation, change or modification, and shall provide primary coverage for the protection of Highwater and Butamax without regard to any other coverage carried by Highwater or Butamax protecting against similar risks. Highwater shall provide Butamax with an original policy or certificate evidencing such insurance. Highwater will cooperate, including, but not limited to, making claims, receiving payments and endorsing documents, checks or drafts necessary or advisable to secure payments due under any policy of insurance required under this Lease and with respect to the Butamax Unit.
11. Taxes
11.1 Highwater shall keep the Butamax Unit free and clear of all levies, Liens and encumbrances. Highwater, or Butamax at Highwater's expense, shall report, pay and discharge when due all license and registration fees, assessments, sales, use and property taxes, gross receipts, taxes arising out of receipts from use or operation of the Butamax Unit, and other taxes, fees and governmental charges similar or dissimilar to the foregoing, together with any penalties or interest thereon, imposed by any state, federal or local government or any agency, or department thereof, upon the Butamax Unit or the purchase, use, operation or leasing of the Butamax Unit or otherwise in any manner with respect thereto and whether or not the same shall be assessed against or in the name of Butamax or Highwater. However, Highwater shall not be required to pay or discharge any such tax or assessment so long as it shall, in good faith and by appropriate legal proceedings, contest the validity thereof in any reasonable manner which will not affect or endanger the title and interest of Butamax to the Butamax Unit; provided, Highwater shall reimburse Butamax for any damages or expenses resulting from such failure to pay or discharge.
12. Butamax's Performance of Highwater’s Obligations
12.1 If an Event of Default shall have occurred and be continuing, Butamax may (at its sole option) perform any act or make any payment which Butamax deems necessary for the maintenance and preservation of the Butamax Unit and Butamax's title thereto, including payments for satisfaction of Liens, repairs, taxes, levies and insurance and all sums so paid or incurred by Butamax, together with interest as provided in Section 4.3, and any reasonable legal fees incurred by Butamax in connection therewith shall be additional rent under this Lease and payable by Highwater to Butamax on demand. The performance of any act or payment by Butamax as aforesaid shall not be deemed a waiver or release of any obligation or default on the part of the Highwater.
13. Indemnity
13.1 Highwater shall indemnify Butamax and its officers, directors and Affiliates (the “Butamax Parties”) against, and hold the Butamax Parties harmless from, any and all Liabilities (defined below) arising out of, connected with, relating to or resulting from (i) the ownership, purchase, lease, maintenance, possession, use, operation, return or disposition of the Butamax Unit (except to the extent caused by the gross negligence or willful misconduct of Butamax), (ii) any breach of any covenant or obligation of Highwater set forth herein or (iii) any breach or inaccuracy of any representation or warranty of Highwater set forth herein.
Butamax shall indemnify Highwater and its officers, directors and Affiliates (the ”Highwater Parties”) against, and hold the Highwater Parties harmless from, any and all claims actions, suits, proceedings, costs, expenses, damages and liabilities, including reasonable attorney’s fees and costs, arising out of, connected with, related to or resulting from (except to the extent caused by the gross negligence or willful misconduct of Highwater) (i) the failure of any equipment contained in the Butamax Unit to comply with the specifications for such equipment, (ii) any breach of any covenant or obligation of Butamax set forth herein or (iii) any breach or inaccuracy of any representation or warranty or agreement of Butamax set forth herein.

13.2    Highwater shall comply, and cause all tenants and assignees of the Butamax Unit to comply, in all material respects, with all Environmental Laws (as defined below) applicable to the Butamax Unit, and shall operate and maintain the Butamax Unit in material compliance with Environmental Laws.
Promptly upon obtaining knowledge thereof, Highwater shall give to Butamax notice of the occurrence of any of the following events: (i) a material noncompliance of the Butamax Unit with any applicable Environmental Laws; (ii) the issuance to Highwater of any notice, complaint or order with respect to a material violation or material non-compliance of any applicable Environmental Laws regarding the Butamax Unit or the use thereof; or (iii) any notice to Highwater of a pending or threatened investigation that Highwater's (or its subtenants' or assignees') operations of the Butamax Unit are not in material compliance with any applicable Environmental Laws. Solely for purposes of this notice obligation under this paragraph, a material violation or material noncompliance of applicable Environmental Laws shall mean an occurrence or condition where expenditures to cure such violation or noncompliance are reasonably likely to be in excess of $100,000.
Highwater agrees to indemnify, defend and hold harmless the Butamax Parties from and against any and all losses, liabilities (including, without limitation, strict liability), suits, obligations, fines, damages, judgments, penalties, claims, charges, costs and expenses (including, without limitation, reasonable fees and disbursements of counsel and consultants for such indemnified parties) (collectively "Liabilities"), which may be suffered or incurred by, or asserted against any Butamax Party and which arise directly or indirectly out of or in connection with (i) any applicable Environmental Law relating to the Butamax Unit, (ii) the presence of any Hazardous Materials on or in the vicinity of the Butamax Unit or (iii) any breach of any covenant, or failure to perform any obligation, set forth in this Section 13.2.
For purposes hereof, (i) "Environmental Law" means any federal, state, local or tribal statute, law, rule, regulation, ordinance, order, code, binding code interpretation, judgment, decree, treaty, policy, directive or similar form of decision of any governmental authority regulating, relating to or imposing liability or standards of conduct concerning (a) protection of natural, cultural, archaeological or biological resources, wildlife or the environment, (b) the release, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of, or exposure to, Hazardous Material or (c) the protection of human health and safety, each as now or may at any time hereafter be in effect; and (ii) "Hazardous Material" means all pollutants and contaminants (including emissions, effluents or releases thereof), wastes, materials, substances, chemicals, explosive or radioactive substances, petroleum or petroleum distillates and breakdown constituents, asbestos or asbestos-containing materials, polychlorinated biphenyls, chlorinated solvents, or radon gas which are subject to regulation or which can give rise to liability under any Environmental Law.
13.3 If a BUTAMAX Indemnitee or HIGHWATER Indemnitee (each, an “Indemnitee”) shall receive notice or otherwise learn of the assertion by a Third Party of any claim or of the commencement by any such Third Party of any action with respect to which HIGHWATER or BUTAMAX (each, an “Indemnifying Party”) may be obligated to provide indemnification to such Indemnitee pursuant to this Lease (collectively, a "Third Party Claim"), such Indemnitee shall give such Indemnifying Party written notice thereof as promptly as practicable (and in any event within forty-five (45) days) after becoming aware of such Third Party Claim), describing the Third Party Claim in reasonable detail. Notwithstanding the foregoing, failure to give such notice shall not relieve the Indemnifying Party of its obligations under this Section 13.3, except and only to the extent that such Indemnifying Party is materially prejudiced by such failure. An Indemnifying Party may elect (but shall not be required) to defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (which counsel shall be reasonably satisfactory to the Indemnitee), any Third Party Claim. Within forty-five (45) days after the receipt of notice from an Indemnitee in accordance with this Section, the Indemnifying Party shall notify the Indemnitee of such election, which election shall specify any reservations or exceptions to its defense. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee; provided, however, in the event that (a) the Indemnifying Party has elected to assume the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice or (b) the Third Party Claim involves injunctive or equitable relief, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party. If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in this Section, such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. The indemnified Party shall reasonably cooperate with the Indemnifying Party in connection with a Third Party Claim.
14. Default and Security Agreement
14.1 Pursuant to the Security Agreement, Highwater has granted to Butamax a security interest in the Collateral and has authorized Butamax to file a UCC 1 Financing Statement in respect of such security interest.
14.2 If (i) Highwater fails to pay any Payment or other amount herein provided within sixty (60) days after the same is due and payable, (ii) Highwater fails to observe, keep or perform any other provision of this Lease or Technology License Agreement required to be observed, kept or performed by Highwater, (iii) any warranty, representation or statement made or furnished to Butamax by or on behalf of Highwater in this Lease or the other Butamax Agreements proves to have been false in any material respect when made or furnished, or (iv) there occurs an Event of Default as defined in Exhibit A of the Risk Reduction Agreement, if not cured as allowed by terms herein or by terms of any Butamax Agreement, Butamax shall have the right to exercise any one or more of the following remedies:
(a) To declare immediately due and payable an amount equal to the sum of all fixed payments due under Section 4.1 plus the number of months in the Term remaining under this Lease times the last 12 months average value share (Section 4.1) without notice or demand to Highwater (discounted to reflect the net present value of such accelerated payments based on a discount rate of 4%);
(b) To sue for and recover any payments, then accrued or thereafter accruing;
(c) To take possession of, remove from the Facility and sell the Collateral, without demand or notice, without any court order or other process of law. Highwater hereby waives any and all damages occasioned by such taking of possession, and any amounts received shall be applied to payment obligations of Highwater hereunder;
(d) To use, hold, sell, lease or otherwise dispose of the Butamax Unit or any item thereof on the premises of Highwater or any other location without affecting the obligations of Highwater as provided in this Lease;
(e) To sell or lease the Butamax Unit or any part thereof, at public auction or by private sale or lease at such time or times and upon such terms as Butamax may determine, free and clear of any rights of Highwater and, if notice thereof is required by law, any notice in writing of any such sale or lease by Butamax to Highwater not less than 10 days prior to the date thereof shall constitute reasonable notice thereof to Highwater;

(f) To cause Highwater at its expense to promptly return the Butamax Unit to Butamax and in the condition required to be maintained hereunder;
(g) To proceed by appropriate action either by law or in equity to enforce performance by Highwater of the applicable covenants of this Lease or to recover damages for the breach thereof;
(h) To terminate this Lease; and/or
(i) To pursue any other remedy at law or in equity;
provided that, if an Event of Default under clause (iv) of this Section 14.2 shall occur, Butamax may terminate with notice after opportunity to cure and absent satisfactory cure, Highwater will be obligated to pay the replacement cost for the Butamax Unit to Butamax along with all other sums then due and payable hereunder and Butamax will transfer title to the Butamax Unit to Highwater, AS IS, WHERE IS, and without warranties of any kind.
14.3 Notwithstanding any repossession or any other action which Butamax may take, Highwater shall be and remain liable for the full performance of all obligations on the part of the Highwater to be performed under this Lease. All of Butamax's remedies are cumulative, and may be exercised concurrently or separately.
15. Bankruptcy
15.1 Neither this Lease nor any interest therein is assignable or transferable by operation of law. Should HIGHWATER undergo any Event of Default, or should HIGHWATER (1) become insolvent or unable to pay its debts as they mature, or (2) make an assignment for the benefit of creditors, or (3) permit or procure the appointment of a receiver, trustee, or similar party for all or substantially all of its assets related to this License Agreement or that are provided to HIGHWATER pursuant to the terms hereof, or (4) become the subject of, or be authorized to commence (whether by its board of directors or such other person or entity having authority to direct HIGHWATER), any bankruptcy, insolvency receivership, reorganization or similar proceeding by or against HIGHWATER, or (5) experience an Event of Default as defined in the Technology Demonstration Risk Reduction Agreement, or (6) the institution of any reorganization, restructuring, arrangement, or other readjustment of debt plan of HIGHWATER not involving the Bankruptcy Code, or (7) any corporate action taken by the board of directors of HIGHWATER or such other Person having authority to direct HIGHWATER in furtherance of any of the foregoing (1) through (6); then BUTAMAX may terminate this Lease immediately upon being informed of such events. Should HIGHWATER cure within thirty (30) days, subject to the terms of the Security and Technology Risk Reduction Agreements, BUTAMAX will reinstate the Lease. All of BUTAMAX's rights and remedies for such breaches or other actions are cumulative to all other rights and remedies available at law, in equity or otherwise, and may be exercised concurrently or separately.
16. Ownership
16.1 Subject to Article 9, title to the Butamax Unit shall remain with Butamax at all times, and Highwater shall have no right, title or interest therein except as expressly set forth in this Lease. Highwater, at its expense, will protect and defend Butamax's title to the Butamax Unit and will keep the Butamax Unit free and clear from any and all claims, liens, encumbrances and legal processes ("Liens") except for patent infringement claims. Butamax assumes no liability and makes no representation as to the treatment by Highwater of this Lease, the Butamax Unit or the rent for financial statement or tax purposes. The Butamax Unit shall at all times be and remain separate personal property to the maximum extent permitted by law. Highwater agrees not to take any action which would cause the Butamax Unit to become an accession to any realty. Specifically, the Butamax Unit is subject to severance terms as provided in the Security Agreement. The Butamax Unit is situated at the location specified in Exhibit A and shall not be removed from such location without timely notice to and the consent of Butamax, which consent shall not be unreasonably withheld. Butamax shall be permitted to display notice of its ownership of the Butamax Unit by affixing to the Butamax Unit an identifying stencil or plate or any other indicia of ownership and Highwater will not alter, deface, cover or remove such ownership identification.
17. Additional Documents
17.1 If Butamax shall so request, Highwater shall execute and deliver to Butamax such documents as Butamax shall deem necessary or desirable for purposes of accomplishing the purposes of this Lease. In furtherance thereof, Butamax may file or record this Lease, or financing statements with respect hereto, so as to give notice to any interested parties.
18. Representations and Warranties
18.1 Highwater represents and warrants to Butamax as follows:
(i).    Organization Highwater is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with all requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now conducted.
(ii).    Authority Relative to this Lease Highwater has the requisite corporate power and authority to execute and deliver this Lease and consummate the transactions and actions contemplated hereby. The execution and delivery of this Lease by Highwater, and the consummation by Highwater of the transactions and actions contemplated hereby have been duly authorized by Highwater's Board and no other corporate or member proceedings on the part of Highwater are necessary to authorize this Lease or to consummate the transactions and actions contemplated hereby. This Lease has been duly and validly executed and delivered by Highwater and constitutes the valid and binding obligations of Highwater, enforceable against Highwater in accordance with its terms, except as may be limited by bankruptcy, insolvency or other equitable remedies.
(iii).    No Conflicts Neither the execution and delivery of this Lease by Highwater, nor the consummation by Highwater of the transactions and actions contemplated hereby, will violate, conflict with, result in the breach of, constitute a default under, require any additional approval under or accelerate the performance provided by any (a) terms, conditions or provisions of the organizational documents of Highwater or its affiliates, including the Member Control Agreement, (b) the Highwater Outstanding Debt Instruments, (c) other agreements to which Highwater or its affiliates is a party or by which it is bound, or (d) any law, rule or regulation.
18.2 Butamax represents and warrants to Highwater as follows:
(i).    Organization Butamax is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with all requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now conducted.
(ii).    Authority Relative to this Lease Butamax has the requisite corporate power and authority to execute and deliver this Lease and consummate the transactions and actions contemplated hereby. The execution and delivery of this Lease by Butamax, and the consummation by Butamax of the transactions and actions contemplated hereby have been duly authorized by Butamax's Board and no other corporate or member proceedings on the part of Butamax are necessary to authorize this Lease or to consummate the transactions and actions contemplated hereby. This Lease has been duly and validly executed and delivered by Butamax and constitutes the valid and binding obligations of Butamax, enforceable against Butamax in accordance with its terms, except as may be limited by bankruptcy, insolvency or other equitable remedies.
(iii).    No Conflicts Neither the execution and delivery of this Lease by Butamax, nor the consummation by Butamax of the transactions and actions contemplated thereby, will violate, conflict with, result in the breach of, constitute a default under, require any additional approval under or accelerate the performance provided by any (a) terms, conditions or provisions of the organizational documents of Butamax or its Affiliates, (b) agreements to which Butamax or its Affiliates is a party or by which it is bound, or (c) any law, rule or regulation.
19. Net Lease; No Offset
19.1 This Lease is a net lease and, as between Butamax and Highwater, Highwater shall be responsible for all costs and expenses of every nature whatsoever arising out of or in connection with or related to this Lease or the Butamax Unit and all payments (rental and otherwise) payable hereunder shall be paid by Highwater to Butamax (or to its successors and assigns) without any setoff, counterclaim, recoupment, defense or other right which Highwater may have against Butamax, any supplier of the Butamax Unit, or any other party; any defect in the title, condition, design, or operation of, or lack of fitness for use of, or any damage to, or loss of, all or any part of the Butamax Unit from any cause whatsoever; the existence of any Liens with respect to the Butamax Unit or the invalidity, unenforceability or disaffirmance of this Lease or any other document related hereto.
20. Entire Agreement
20.1 This Lease and the Butamax Agreements constitute the entire agreement between the parties on the subject matter hereof and this Lease shall not be amended, altered or changed except by a further writing signed by the parties hereto. For the avoidance of doubt, this Lease supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, including the Butamax Term Sheet for Phase 1 Retrofit, dated July 18, 2013, which shall no longer be in force or effect. This Agreement shall be subject to the provisions of the Technology License as it concerns the use of and rights to intellectual property.
21. Confidentiality
21.1 Highwater shall keep confidential all Butamax Confidential Information disclosed pursuant to this Lease and shall disclose such Confidential Information only to those of its employees to whom it is necessary to so disclose for the purpose contemplated by this Lease. Such disclosure shall be limited to such employees who have previously agreed in writing to be bound by terms no less strict than the terms of this Lease. Except for disclosure by Butamax (a) for purposes of protecting and defending its intellectual property rights or for other legal reporting requirements, (b) enforcing its rights under this Lease, or (c) in connection with a potential or actual sale of the business or assets related to this Lease, neither Party shall publicly disclose any of the terms and conditions of this Lease without the prior written consent of the other Party.
21.2 Highwater shall not use Butamax Confidential Information, including Confidential Information learned from Butamax or from operation and use of the Butamax Unit, except for the purpose of exercising its rights and carrying out its obligations under this Lease.
21.3 The obligations imposed by Sections 21.1 to 21.4 shall survive for ten (10) years after the Payment Effective Date of this Lease, except for in the case of Technical Information, in such case, with respect to trade secrets the obligation remains until such information is publicly available through no fault of Highwater.

21.4 Should Highwater either directly or indirectly, disclose or use any Butamax Confidential Information contrary to the provisions of this Agreement, it shall be responsible for all Liabilities that arise out of, or relate to, such disclosure or use.
21.5 Except as otherwise provided in this Lease, Highwater and Butamax shall keep confidential the terms of this Lease. The provisions of this Section 21.5 shall not apply to the disclosure or use of any information, documents or materials (i) to a Party's Representatives, (ii) which are or become generally available to the public other than as a result of disclosure in breach of this Section 21.5, or (iii) required by applicable law, rule or regulation to be disclosed by a Party or its Representative.
22. Notices
22.1 Service of all notices under this Lease shall be sufficient and deemed given if delivered personally or sent by facsimile (with confirmation of receipt), by registered or certified mail, return receipt requested, postage prepaid, by nationally recognized overnight courier service, at the address hereinafter set forth, or to such address as such party may provide in writing from time to time.
If to Butamax:
Chief Operating Officer
Butamax Advanced Biofuels, LLC
Building 356, DuPont Experimental Station
Wilmington, DE 19880

If to Highwater:
Chief Executive Officer
Highwater Ethanol LLC
24500 U.S. 14
Lamberton, MN

23. Assignment
23.1 Except in connection with the sale of Highwater’s entire ownership interest in the Facility to a Third Party which enters into an agreement (in form and substance satisfactory to Butamax) with Butamax assuming all of Highwater’s obligations under this Lease, Highwater shall not assign this Lease or its interest in the Butamax Unit without the prior written consent of Butamax. Notwithstanding the foregoing, in no event may Highwater assign this Lease or its interest in the Butamax Unit to any Competitor or any Affiliate of a Competitor.
24. Survival
24.1 Notwithstanding the expiration or any termination of this Lease, the following paragraphs of this Lease shall survive any such expiration or termination: Paragraphs 5, 6.1, 7, 13 and 21 (in accordance with such Section).
25. Headings and Subheadings
25.1 The headings and subheadings in this Lease are included herein for ease of reference only and have no legal effect and shall not be used in interpreting this Lease.

26. Amendment; Waiver
26.1 Any provision of this Lease may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Parties hereto, or in the case of a waiver, by the Party against whom the waiver is to be effective. A waiver of any breach of any provision of this Lease shall not be construed as a continuing waiver of other breaches of the same or other provisions of this Lease.
27. Expenses
27.1 Except as otherwise expressly provided in this Lease, all costs and expenses incurred in connection with this Lease and the actions contemplated hereby shall be borne by the Party incurring such expenses.
28. Counterparts
28.1 This Lease may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that both Parties need not sign the same counterpart.
29. Successors and Assigns
29.1 This Lease shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.
30. Severability
30.1 In case any one or more of the provisions contained in this Lease shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The Parties shall consult and use their best efforts to agree upon a valid and enforceable provision that shall be a reasonable substitute for such invalid or unenforceable provision in light of the intent of the Lease.
31. No Third Party Beneficiaries
31.1 This Lease is solely for the benefit of the Parties hereto and is not intended to confer upon any other person or entity except the Parties hereto any rights or remedies hereunder.
32. Quiet Enjoyment
32.1 So long as Highwater is not in breach of any Butamax Agreement and no Event of Default shall have occurred and be continuing, Butamax shall not disturb Highwater's quiet enjoyment and use of the Butamax Unit. By acceptance of any assignment of this Lease, any assignee hereof agrees, with and for the benefit of Highwater, that so long as no Event of Default shall have occurred and be continuing, Highwater's quiet enjoyment and use of the Butamax Unit shall not be disturbed by such assignee or any party lawfully claiming by, through or under such assignee.
33. Governing Law
33.1 This Lease and the relationship between the Parties relating to this Lease, and any and all claims, controversies and disputes arising out of, relating to, or in connection with this Lease and the relationship between the Parties relating hereto and/or the formation, validity, interpretation, performance, nonperformance and/or enforcement hereof, shall be governed by and construed and interpreted in accordance with the laws of State of Minnesota, without regard to the conflicts-of-law principles of Minnesota or any other jurisdiction.
34. Dispute Resolution
34.1 If any dispute arising out of or relating to this Lease is not settled promptly in the ordinary course of business, the Parties shall seek to resolve such dispute, first, by negotiating promptly with each other in good faith in face-to-face negotiations. These face-to-face negotiations shall be conducted by a designated senior management representative of each Party. If the Parties are unable to resolve the dispute between them within twenty (20) business days (or such period as the Parties shall otherwise agree in writing) through these face-to-face negotiations, then any such disputes shall be resolved in the manner set forth below.
34.2 Any dispute, controversy or claim arising out of or relating to this Lease, including the breach, termination or validity thereof shall be finally resolved by arbitration in accordance with the Commercial Rules of the American Arbitration Association ("AAA") then in effect by three arbitrators of whom each Party shall appoint one arbitrator which arbitrators shall jointly appoint the third arbitrator. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The place of arbitration shall be Minneapolis, Minnesota. Recognizing the importance to the Parties of a quick resolution of any dispute, the Parties shall provide such information as will permit the arbitration to proceed expeditiously and shall join in asking the arbitrators to schedule the arbitration for a date no later than three months after appointment of the arbitrators. The Parties shall join in requesting that such arbitration be conducted in a hearing not to exceed five (5) consecutive business days. Further, the arbitrators are expressly authorized to award such interim measures, including, but not limited to injunctive relief, that they deem necessary upon the application of either Party supported by affidavits.
34.3 In the event the arbitrators have determined that a breach of this Lease or that the dispute otherwise justifies the award of relief or damages, the arbitrators shall be expressly authorized to grant such legal, equitable and/or other relief as they deem appropriate, including specific performance, injunctive relief and monetary damages. Notwithstanding the foregoing, within 30 days of receipt of any award, any party may notify the AAA of an intention to appeal to a second arbitral tribunal, constituted in the same manner as the initial tribunal, and the appeal tribunal shall be entitled to adopt the initial award as its own, modify the initial award or substitute its own award for the initial award, provided that the appeal tribunal shall not modify or replace the initial award except for clear errors of law or because of clear and convincing factual errors. The decision of the arbitral panel, or if an appeal is made, the appeal tribunal shall be final and binding, and judgment may be entered by a court having jurisdiction thereof.
34.4 Prior to the appointment of the arbitral tribunal, either Party may seek injunctive relief from any court of competent jurisdiction in order to enforce compliance with the provisions of this Section 34 or otherwise in aid of arbitration or to maintain the status quo or prevent irreparable harm in aid of arbitration. The arbitrators shall have full authority to order the Parties to request that a court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the arbitrators' orders to that effect. The Parties hereby submit to the non-exclusive jurisdiction of the federal and state courts located in Minnesota and Delaware for the purposes set forth in this Section and to enforce any arbitration award rendered by the arbitrators.
34.5 All offers, promises, communications, statements and actions during the course of any informal dispute resolution process, and any non-binding mediation or arbitration, by any party or individual: (1) are confidential, privileged and may not be disclosed (including by any mediator); and (2) are inadmissible, are not discoverable and may not be used (or referred to) for any purpose, including impeachment of any other testimony in an arbitration, judicial, administrative or regulatory proceeding; (3) stays all statutory or contractual limitations that limit a Party’s right to litigate.
34.6 All mediation or arbitration proceedings pursuant to this Section 34, and awards made pursuant to such proceedings, shall be kept confidential by the Parties, except as may be necessary for a Party to exercise its rights to appeal a decision of an arbitral panel to an appeal tribunal or to have a court enter judgment based on the arbitration.
34.7 The Parties may agree to private arbitration and all terms in this Section shall apply to such private arbitration.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Butamax and Highwater have each caused this Lease to be duly executed as of the date first set forth above.

Highwater Ethanol LLC	Butamax Advanced Biofuels LLC
By: /s/ Brian Kletscher	By: /s/ Brenda Head
Name: Brian Kletscher	Name: Brenda Head
Title: CEO	Title: VP-US Commercialization
Date: 9/27/2013	Date: 25 Sept 2013

*** Confidential material redacted and filed separately with the Commission.

Equipment Lease Agreement
Exhibit 1 - Description and Location of the Butamax Unit
***

*** Confidential material redacted and filed separately with the Commission.

Exhibit 1 - Key Equipment Items Comprising the Butamax Unit

***

*** Confidential material redacted and filed separately with the Commission.

Exhibit 1-A - Plot Plan Showing Location of Butamax Phase I Technology Unit within the Facility

NEMO PLOT PLAN

FERMENTORS
LIQUEFACTION
DISTILLATION
BEER WELL
CORN OIL STORAGE
CORN OIL LOADOUT
BUTAMAX UNIT BUILDING (3-PHASE CENTRIFUGES & RESLURRY TANKS)
CORN SILOS
PRODUCT STORAGE
CORN RECEIVING
ENERGY CENTER
MAINTENANCE BUILDING
PROCESS BUILDING
WATER TREATMENT BUILDING
N
100 ft
50 m

*** Confidential material redacted and filed separately with the Commission.

Equipment Lease Agreement
Exhibit 2 - License Fee Payments and Keep Whole Mechanism
***

*** Confidential material redacted and filed separately with the Commission.

Equipment Lease Agreement
Exhibit 3 - Performance Test description
***

*** Confidential material redacted and filed separately with the Commission.

Exhibit 3-A - Table of operating parameters for execution of Butamax Unit Performance Test
***